UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2005
CORNELL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14472	76-0433642
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1700 West Loop South, Suite 1500
Houston, Texas 77027
(Address of principal executive offices, including zip code)
(713) 623-0790
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On November 28, 2005, Cornell Companies, Inc. (“Cornell”) appointed Mark S. Croft as its General Counsel and Corporate Secretary. Prior to joining Cornell, Mr. Croft was the Co-Founder, Managing Partner and General Counsel of ENVCA Investments L.P., a private equity firm investing in seed or early stage oil and gas companies, from August 2003 until October 2005. He acted as Senior Counsel to Reliant Resources, Inc. from November 2002 until August 2003. Mr. Croft was also formerly a corporate and securities attorney with Akin, Gump, Strauss, Hauer and Feld, LLP working in Houston, Moscow and London for multi-national clients from May 1997 until November 2002. His experience includes representing (i) issuers and underwriters in public offerings of equity and debt securities such as initial public offerings, follow-on offerings, exchange offers and rights offerings, (ii) issuers, placement agents, and purchasers in private placements and Rule 144A offerings, (iii) bidders, target entities, dealer managers and financial advisers in all types of domestic and international merger and acquisition activity, including anti-takeover strategies, acquisition proposals (both solicited and unsolicited), proxy contests, acquisitions structure, acquisition financing and fairness opinions in stock purchases, asset purchases, mergers, share exchanges, tender offers, leveraged buyouts, going-private transactions, and various multi-step transactions, and (iv) public companies regarding corporate governance, SEC periodic reporting requirements, beneficial ownership reporting, proxy statements and compliance with national securities exchange and NASDAQ rules. Mr. Croft was also formerly a tax accountant with Deloitte & Touche LLP where he provided tax compliance and tax structuring advice to energy clients. Mr. Croft received his LL.M. in Corporation Law from the New York University School of Law, J.D., magna cum laude, from the University of Pittsburgh School of Law, M.B.A. from Texas A&M University and B.S.B.A. in Finance from The Ohio State University. Mr. Croft is also a Certified Public Accountant in Texas and a licensed attorney in Pennsylvania, Tennessee and Texas. He is a member of the Pennsylvania Bar Association, the Tennessee Bar Association, the Texas Bar Association, the American Institute of Certified Public Accountants, and the Texas Society of Certified Public Accountants. Mr. Croft is 44 years old.
     On November 28, 2005, Cornell and Mr. Croft entered into an employment arrangement. Mr. Croft’s annual base salary is $190,000 per year, and he is eligible for a discretionary cash bonus at a targeted amount of 30% of his annual base salary. On November 28, 2005, Cornell and Mr. Croft also entered into a Severance Agreement. Under the terms of that agreement, if, within one year after a Change in Control (as defined in such agreement), Mr. Croft’s employment with Cornell is terminated by Cornell for any reason, with or without cause, Cornell is required to issue Mr. Croft a lump sum cash payment, concurrent with the date of his termination, a payment equal to the sum of (i) Mr. Croft’s highest annual base salary as of the date of termination or the date the Change in Control occurs, plus (ii) the average of the annual bonus paid or payable to Mr. Croft by Cornell in respect of the two most recent full fiscal years ending on or prior to the date of his termination (or if Mr. Croft has not been employed for two full fiscal years, then the annual bonus in respect of the most recent full fiscal year). In addition, all stock options, restricted stock awards and similar awards granted to Mr. Croft by Cornell prior to the date of termination will immediately vest on the date of termination.
     On December 1, 2005, the Compensation Committee of the Board of Directors of Cornell granted Mr. Croft options to purchase 10,000 shares of common stock under the Cornell

Companies, Inc. 1996 Amended and Restated Stock Option Plan. The exercise price of the stock options is $14.15 per share. The stock options are exercisable as follows: (i) 3,000 options are exercisable on November 28, 2008; provided, Mr. Croft has remained continuously employed with Cornell until such date, (ii) 3,500 options are exercisable upon Cornell achieving a certain stock price within a certain time as established by the Compensation Committee of the Board of Directors of Cornell, and (iii) 3,500 options are exercisable upon Cornell achieving a certain earnings per share within a certain time period as established by the Compensation Committee of the Board of Directors of Cornell. Vested options must be exercised within ten years of grant.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNELL COMPANIES, INC.
Dated: December 2, 2005	By:	/s/ James E. Hyman
James E. Hyman
Chief Executive Officer